Exhibit 10.P.4

February 20, 2004

Dear Richard Ross,

This letter confirms the information relayed to you by your manager concerning the bonus you have been awarded for 2003, 2004 salary changes and severance benefits.

2003 Bonus

Your 2003 bonus opportunities ranged from 0% to 100% of your base salary and you have been awarded $172,833.00 in bonus which is 100% of your maximum bonus opportunity. Although the Bonus Plan is discretionary in nature, your personal performance, the company’s overall results, and your Department’s results all factored into determining this award. Congratulations!

Salary

Effective March 1, 2004 your salary will be increased by a 2% cost of living adjustment.

Severance

Funding for the Severance Plan is secured in the FINOVA Severance Trust for future payments.

1.	Base severance - In the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to 52 weeks base salary.

2.	In recognition of your contribution during 2003, in addition to the base severance pay detailed in (1) above, you will also receive an additional 12.70 weeks of severance. You will have the opportunity to be awarded additional severance weeks for future years. Participation in this program is discretionary and based upon the criticality of your position and your performance. The total of your base and additional severance weeks may exceed the 52 week maximum imposed by the base Severance Plan.

Since the task of liquidating the portfolio cannot be forecast precisely, it is difficult to predict our staffing needs, but every effort will be made to give you at least 30 days notice of your termination date.

COBRA

The Company will pay COBRA premiums (medical only) on your behalf for a period of time equal to 12 months. You must be a participant in the medical plan at the time you are terminated, enroll in the plan through ADP’s COBRA administration, and send a copy of the enrollment material to ADP to receive this benefit. The additional severance weeks granted to you for 2003 in item (ii) above will not be eligible for Company paid COBRA premiums nor will any additional weeks granted in the future through this program.

Career Continuation Counseling

You will also receive career-planning services to help you obtain future employment. Details of this benefit will be communicated at that time.

Resignations and Terminations for Cause or Performance

If you voluntarily resign or are terminated for cause or performance at any time, you are not eligible to receive severance benefits.

Nothing in this letter forms a contract of employment for any specific duration or on any specific terms and FINOVA retains the right to terminate your employment at any time.

This letter is subject to the terms of applicable policies and the specific plans relating to the matters noted above, such as FINOVA’s Severance Pay Plan, Enhanced Severance Plans, the Annual Bonus Plans and the Employee Severance and Bonus Trusts, which are incorporated by reference. If those policies or plans conflict with this letter, the terms most beneficial to the employee shall rule.

Let me close by saying thank you for your continued loyalty, support and contributions to the company.

If you have any questions, please feel free to call me at 480-636-6544.

Sincerely,

/s/ Susan DeFelice
Susan DeFelice
Director, HR & Benefits